SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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SYNERGY RESOURCES CORPORATION
(Name of Registrant as Specified In Its Charter)
William T. Hart - Attorney for Registrant
(Name of Person(s) Filing Proxy Statement)

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☐        $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)

☐        Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)          Title of each class of securities to which transaction applies:

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3)          Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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SYNERGY RESOURCES CORPORATION
20203 Highway 60
 Platteville, CO 80651
(970) 737-1073

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JANUARY 21, 2015

To the Shareholders:

Notice is hereby given that Synergy Resources Corporation’s (the “Company”) annual meeting of the shareholders will be held at Greeley Country Club, 4500 West 10th Street, Greeley, Colorado 80634 on January 21, 2015, at 10:00 am Mountain Time, for the following purposes:

(1)	To elect the directors who shall constitute the Company’s Board of Directors for the ensuing year;

(2)	To ratify the appointment of EKS&H LLLP as the Company’s independent registered accounting firm for the fiscal year ending August 31, 2015;

(3)	to transact such other business as may properly come before the meeting.

December 18, 2014 is the record date for the determination of shareholders entitled to notice of and to vote at such meeting.  Shareholders are entitled to one vote for each share held.  As of December 18, 2014 there were 84,891,555 issued and outstanding shares of the Company’s common stock.

The Company’s Board of Directors recommends that the Company’s shareholders vote in favor of the nominees to the board of directors and proposal (2).

December 28, 2014	SYNERGY RESOURCES CORPORATION Ed Holloway Co-Chief Executive Officer William E. Scaff, Jr. Co-Chief Executive Officer

PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ATTACHED PROXY CARD,
AND SIGN, DATE AND RETURN THE PROXY CARD.
TO SAVE THE COST OF FURTHER SOLICITATION,
PLEASE VOTE PROMPTLY

SYNERGY RESOURCES CORPORATION
20203 Highway 60
 Platteville, CO 80651
(970) 737-1073
PROXY STATEMENT

The accompanying proxy is solicited by the Company’s directors for voting at the annual meeting of shareholders to be held on January 21, 2015, and at any and all adjournments of such meeting.  If the proxy is executed and returned, it will be voted at the meeting in accordance with any instructions, and if no specification is made, the proxy will be voted for the proposals set forth in the accompanying notice of the annual meeting of shareholders.  Shareholders who execute proxies may revoke them at any time before they are voted, either by writing to the Company at the address shown above or in person at the time of the meeting.  Additionally, any later dated proxy will revoke a previous proxy from the same shareholder.  This proxy statement was posted on the Company’s website on or about December 29, 2014.

There is one class of capital stock outstanding.  Provided a quorum consisting of one third of the shares entitled to vote is present at the meeting or by proxy, the affirmative vote of a majority of the shares of common stock voting in person or by proxy is required to elect directors and adopt other proposals to come before the meeting.  Cumulative voting is not permitted.

Shares of the Company’s common stock represented by properly executed proxies that reflect abstentions or "broker non-votes" will be counted as present for purposes of determining the presence of a quorum at the annual meeting.  "Broker non-votes" represent shares held by brokerage firms in "street-name" with respect to which the broker has not received instructions from the customer or otherwise does not have discretionary voting authority.  Abstentions and broker non-votes will not be counted as having voted against the proposals to be considered at the meeting.

PRINCIPAL SHAREHOLDERS

The following table shows, as of December 18, 2014, information with respect to those persons owning beneficially 5% or more of our common stock and the number and percentage of outstanding shares owned by each of our directors and officers and by all officers and directors as a group.  Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock.

Name	Number of Shares [1]		Percent of Class [2]
Edward Holloway	3,009,787	[3]	3.6%
William E. Scaff, Jr.	3,109,787	[4]	3.7%
Frank L. Jennings	196,618		0.2%
Craig D. Rasmuson	180,000		0.2%
Valerie S. Dunn	250,000		0.3%
Rick A. Wilber	696,644		0.8%
Raymond E. McElhaney	280,725		0.3%
Bill M. Conrad	213,500		0.3%
R.W. Noffsinger, III	293,425		0.4%
George Seward	2,116,614		2.5%
Jack Aydin	8,147		0.0%
All officers and directors as a group (11 persons)	10,355,247		12.1%

[1]	Share ownership includes shares issuable upon the exercise of options and warrants, all of which are exercisable within the 60 days subsequent to December 18, 2014, held by the persons listed below.

Name	Shares Issuable Upon Exercise of Options and Warrants	Option or Warrant Exercise Price	Expiration Date
Frank L. Jennings	150,000	4.40	3/7/2021
Craig D. Rasmuson	160,000	[5]	[5]
Valerie S. Dunn	167,500	[6]	[6]

[2]	Computed based upon 84,891,555 shares of common stock outstanding as of December 18, 2014 plus adjustments for shares issuable upon exercise of options and warrants.

[3]	Shares are held of record by various trusts and limited liability companies controlled by Mr. Holloway.

[4]	Shares are held of record by various trusts and limited liability companies controlled by Mr. Scaff.

[5]	Options were issued pursuant to our Non-Qualified Stock Option Plan. The exercise price of the options varies between $2.40 and $9.63 per share. The options expire at various dates between December 2018 and September 2023.

[6]	Options were issued pursuant to our Non-Qualified Stock Option Plan. The exercise price of the options varies between $2.50 and $7.36 per share. The options expire at various dates between July 2020 and June 2023.

ELECTION OF DIRECTORS

Unless the proxy contains contrary instructions, it is intended that the proxies will be voted for the election of the current directors listed below to serve as members of the Board of Directors until the next annual meeting of shareholders and until their successors shall be elected and shall qualify.

All current directors have consented to stand for re-election.  In case any nominee shall be unable or shall fail to act as a director by virtue of an unexpected occurrence, the proxies may be voted for such other person or persons as shall be determined by the persons acting under the proxies in their discretion.

Our officers and directors are listed below.  Our directors are generally elected at our annual shareholders' meeting and hold office until the next annual shareholders' meeting or until their successors are elected and qualified.  Our executive officers are appointed by our directors and serve at their discretion.

Name	Age	Position
Edward Holloway	62	Co-Chief Executive Officer and Director
William E. Scaff, Jr.	57	Co-Chief Executive Officer, Treasurer and Director
Frank L. Jennings	63	Chief Financial Officer
Craig D. Rasmuson	46	Chief Operating Officer
Valerie S. Dunn	55	Secretary
Rick A. Wilber	67	Director
Raymond E. McElhaney	58	Director
Bill M. Conrad	58	Director
R.W. Noffsinger, III	40	Director
George Seward	64	Director
Jack Aydin	73	Director

Edward Holloway – Mr. Holloway has been an officer and director since September 2008 and was an officer and director of our predecessor between June 2008 and September 2008.  Mr. Holloway co-founded Cache Exploration Inc., an oil and gas exploration and development company.  In 1987, Mr. Holloway sold the assets of Cache Exploration to LYCO Energy Corporation.  He rebuilt Cache Exploration and sold the entire company to Southwest Production a decade later.  In 1997, Mr. Holloway co-founded, and since that date has co-managed, Petroleum Exploration and Management, LLC, a company engaged in the exploration, operations, production and distribution of oil and natural gas.  In 2001, Mr. Holloway co-founded, and since that date has co-managed, Petroleum Exploration and Management, LLC, a company engaged in the acquisition of oil and gas leases and the production and sale of oil and natural gas.  Mr. Holloway holds a degree in Business Finance from the University of Northern Colorado and is a past president of the Colorado Oil and Gas Association.

William E. Scaff, Jr. – Mr. Scaff has been an officer and director since September 2008 and was an officer and director of our predecessor between June 2008 and September 2008.  Between 1980 and 1990, Mr. Scaff oversaw financial and credit transactions for Dresser Industries, a Fortune 50 oilfield equipment company.  Immediately after serving as a regional manager with TOTAL Petroleum between 1990 and 1997, Mr. Scaff co-founded, and since that date co-managed, Petroleum Management, LLC, a company engaged in the exploration, operations, production and distribution of oil and natural gas.  In 2001, Mr. Scaff co-founded, and since that date has co-managed, Petroleum Exploration and Management, LLC, a company engaged in the acquisition of oil and gas leases and the production and sale of oil and natural gas.  Mr. Scaff holds a degree in Finance from the University of Colorado.

Frank L. Jennings – Mr. Jennings began his service as our Chief Financial Officer on a part-time basis in June 2007.  In March 2011, he joined us on a full-time basis.  From 2001 until 2011, Mr. Jennings was an independent consultant providing financial accounting services, primarily to smaller public companies.  From 2006 until 2011, he also served as the Chief Financial Officer of Gold Resource Corporation (AMEX:GORO).  From 2000 to 2005, he served as the Chief Financial Officer and a director of Global Casinos, Inc., a publicly traded corporation, and from 1994 to 2001 he served as Chief Financial Officer of American Educational Products, Inc. (NASDAQ:AMEP), before it was purchased by Nasco International.  After his graduation from Austin College with a degree in economics and from Indiana University with an MBA in finance, he joined the Houston office of Coopers & Lybrand.  He also spent four years as the manager of internal audit for The Walt Disney Company.

Craig D. Rasmuson – Mr. Rasmuson joined Synergy in September 2008. Mr. Rasmuson's duties vary from overseeing the daily drilling and completion operations to organizing all field operations. Mr. Rasmuson also coordinates all state and municipal permitting for our operations. He represents us in various capacities, including acting as our representative at city and town council meetings and performing landowner leasing and surface use execution. Mr. Rasmuson has worked in the DJ Basin since 2006 and prior to joining Synergy he worked with DCP Midstream and PDC Energy.

Valerie S. Dunn - Ms. Dunn was appointed as the Company’s Secretary on January 22, 2014, and will continue to serve as the Company’s controller, a position she has held since September 2008.  Between 1982 and 1984, Ms. Dunn was a revenue accountant for Ladd Petroleum in Denver, CO.  From 1984 to 2008, she worked for private oil and gas companies in the DJ Basin focused in the Wattenberg Field.  Ms. Dunn holds a degree in accounting from the University of Northern Colorado.

Rick A. Wilber – Mr. Wilber has been one of our directors since September 2008.  Since 1984, Mr. Wilber has been a private investor in, and a consultant to, numerous development stage companies.  In 1974, Mr. Wilber was co-founder of Champs Sporting Goods, a retail sporting goods chain, and served as its President from 1974-1984.  He has been a Director of Ultimate Software Group Inc. since October 2002 and serves as a member of its audit and compensation committees.  Mr. Wilber was a director of Ultimate Software Group between October 1997 and May 2000.  He served as a director of Royce Laboratories, Inc., a pharmaceutical concern, from 1990 until it was sold to Watson Pharmaceuticals, Inc. in April 1997 and was a member of its compensation committee.

Raymond E. McElhaney – Mr. McElhaney has been one of our directors since May 2005.  Since January 2013, he has been the President of a private financial company, Longhorn Investments, LLC. Until December 2012, he was the President of MCM Capital Management Inc., a privately held financial management company.  Mr. McElhaney is a seasoned executive with numerous appointments, directorships and consulting roles with both private and public companies in a variety of industries and business sectors.  Mr. McElhaney has a strong background in oil and gas exploration and management and was a former Officer and Director of Wyoming Oil and Minerals and a Director of United States Exploration, Inc., both publicly traded companies. Mr. McElhaney was a managing partner in the Waco Pipeline, a natural gas gathering system. Over the course of his career, Mr. McElhaney has advised companies on M&A and equity deals, commercial finance transactions, stock offerings, spinoffs and joint venture arrangements. Mr. McElhaney has been involved as an owner breeder of thoroughbred race horses since 1981. Mr. McElhaney received his Bachelor of Science Degree in Business Administration from the University of Northern Colorado in 1978.

Bill M. Conrad – Mr. Conrad has been one of our directors since May 2005 and, prior to the acquisition of our predecessor, was our Vice President and Secretary.  Mr. Conrad has been involved in several aspects of the oil and gas industry over the past 30 years.  From February 2002 until June 2005, Mr. Conrad served as president and a director of Wyoming Oil & Minerals, Inc., and from 2000 until April 2003, he served as vice president and a director of New Frontier Energy, Inc.  Since June 2006, Mr. Conrad has served as a director of Gold Resource Corporation, a publicly traded corporation engaged in the mining industry.  In 1990, Mr. Conrad co-founded MCM Capital Management Inc. and has served as its vice president until December 2012.

R.W. “Bud” Noffsinger, III – Mr. Noffsinger has been a director since September 2009.  Mr. Noffsinger has been the President/ CEO of RWN3 LLC, a company involved with quantitative modeling and private equity investment since February 2009.  Previously, Mr. Noffsinger was the Regional President (2005 to 2009) and Chief Credit Officer (2008 to 2009) of First Western Trust Bank.  Prior to his association with First Western, Mr. Noffsinger was a manager of Centennial Bank of the West (now Guaranty Bank and Trust).  Mr. Noffsinger’s expertise as a financial service executive is in the areas of development, commercial real estate, agriculture, and natural resources.  Since 2008, Mr. Noffsinger has served as a Director of  NCMC, Inc., a 501(c)(3)  entity.  Currently the Vice-Chair of NCMC, Inc., Mr. Noffsinger serves on the Executive Committee and the Finance Committee.  Mr. Noffsinger is currently a member of the University of Northern Colorado Monfort College of Business Advisory Board and is a former member of the University of Wyoming College of Business Advisory Board.  Mr. Noffsinger is a graduate of the University of Wyoming and holds a Bachelor of Science degree in Economics with an emphasis on natural resources and environmental economics.

George Seward – Mr. Seward was appointed as one of our directors on July 8, 2010. Mr. Seward cofounded Prima Energy in 1980 and served as its Secretary until 2004, when Prima was sold to Petro-Canada for $534,000,000.  At the time of the sale, Prima had 152 billion cubic feet of proved gas reserves and was producing 55 million cubic feet of gas daily from wells in the D-J Basin in Colorado and the Powder River Basin of Wyoming and Utah.  Since March 2006 Mr. Seward has been the President of Pocito Oil and Gas, a production company, with operations in northeast Colorado, southwest Nebraska and Barber County, Kansas.  Mr. Seward has also operated a diversified farming operation, raising wheat, corn, pinto beans, soybeans and alfalfa hay in southwestern Nebraska and northeast Colorado, since 1982.

Jack N. Aydin – Mr. Aydin was appointed as one of our directors on July 2, 2014.  Mr. Aydin was employed as an analyst by Keybanc Capital Markets from 1973 through July 1, 2014, most recently serving as Senior Managing Director since April 2012.  With KeyBanc, Mr. Aydin concentrated his analyst coverage on integrated oil companies and the exploration and production sector and, for the past several years, focused in particular on small to mid-cap exploration and production companies.  My Aydin is a member of the National Association of Petroleum Investment Analysts, the Oil Analysts Group of New York, and the New York Society of Security Analysts.  Mr. Aydin holds an M.B.A. degree in finance and economics, as well as a Bachelor of Science degree in Business Administration, from Fairleigh Dickinson University in New Jersey, and a Bachelor of Science degree in Philosophy from St. Ephriam College in Mosul, Iraq.

We believe Messrs. Holloway, Scaff, McElhaney, Conrad and Seward are qualified to act as directors due to their experience in the oil and gas industry.  We believe Messrs. Wilber, Noffsinger and Aydin are qualified to act as directors as result of their experience in financial matters.

Messrs. Wilber, McElhaney, Conrad, Noffsinger and Aydin are considered independent as that term is defined Section 803.A of the NYSE MKT Rules.

The members of our compensation committee are Messrs. Wilber, McElhaney, Conrad, and Noffsinger.  The members of our Audit Committee are Messrs. McElhaney, Conrad and Noffsinger.  Mr. Noffsinger acts as the financial expert for the Audit Committee of our board of directors.

The Company has adopted a Code of Ethics which is applicable to all of the Company’s officers, directors and employees.  The Code of Ethics is available on the Company’s website, located at www.syrginfo.com. We intend to post amendments to or waivers, if any, from the Code of Ethics (to the extent applicable to our principal executive officers, principal financial officer or principal accounting officer) at this location on our website.

If a violation of this code of ethics is discovered or suspected, the officer or employee, as the case may be should (anonymously, if desired) send a detailed note, with relevant documents to the Company’s Audit Committee, c/o R.W. Noffsinger, at the Company’s offices, located at 20203 Highway 60, Platteville, Colorado 80651.

The Company’s Board of Directors met four times during the fiscal year ended August 31, 2014.  All of the Directors attended these meetings in person.  In addition, the Board of Directors had a number of informal telephonic meetings during the course of the year.

For purposes of electing directors at its annual meeting, the Company has a nominating committee composed of our independent directors.

The Company does not have any policy regarding the consideration of director candidates recommended by shareholders since a shareholder has never recommended a nominee to the Board of Directors; however, the Company’s Board of Directors will consider candidates recommended by shareholders.  (Under Colorado law, any shareholder can nominate a an individual as a director candidate at the annual shareholders’ meeting).  To submit a candidate for the Board of Directors the shareholder should send the name, address and telephone number of the candidate, together with any relevant background or biographical information, to the Company’s co-Chief Executive Officers, at 20203 Highway 60, Platteville, Colorado 80651.  The Board has not established any specific qualifications or skills a nominee must meet to serve as a director.  Although the Board does not have any process for identifying and evaluating director nominees, the Board does not believe there would be any differences in the manner in which the Board evaluates nominees submitted by shareholders as opposed to nominees submitted by any other person.

The meeting scheduled to be held on January 21, 2015 will be the Company’s fourth annual meeting. The Company does not have a policy with regard to Board member’s attendance at annual meetings.

Holders of the Company’s common stock can send written communications to the Company’s entire Board of Directors, or to one or more Board members, by addressing the communication to “the Board of Directors” or to one or more directors, specifying the director or directors by name, and sending the communication to the Company’s offices in Platteville, Colorado.  Communications addressed to the Board of Directors as whole will be delivered to each Board member.  Communications addressed to a specific director (or directors) will be delivered to the director (or directors) specified.  Security holder communications not sent to either the Board of Directors as a whole or to specified Board members may not be relayed to Board members.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) outlines the Company’s compensation philosophy, objectives and process for its executive officers.  This CD&A includes information on how compensation decisions are made, the overall objectives of the Company’s compensation program, a description of the various components of compensation that are provided, and additional information pertinent to understanding the Company’s executive officer compensation program.

The Company’s objective with its compensation program is to provide fair compensation based upon the employee’s position, experience and individual performance. This compensation philosophy extends to all employees, including executive officers, and is designed to align employee and shareholder interests.

The Company’s compensation program is structured to be competitive both in its design and in the total compensation offered.  The Company does not believe that its compensation program encourages any of its employees to take risks that would be likely to have a material adverse effect on the Company.  The Company reached this conclusion based on management’s opinion that the salaries paid to employees are consistent with the employees’ duties and responsibilities.

Review of Executive Officer Compensation

The Company’s current policy is that the various elements of the compensation package are not interrelated in that gains or losses from past equity incentives are not factored into the determination of other compensation.  For instance, if the exercise price on options that are granted in a previous year is less than the listed stock price the next year, the Company does not take that into consideration in determining the amount of the options which may be granted in a subsequent year.  Similarly, if the options granted in a previous year become more valuable, the Company does not take that into consideration in determining the options which may be awarded for the next year.

Components of Compensation—Executive Officers

The Compensation Committee determines the compensation of the Company’s officers. The Company’s executive officers are compensated through the following four components:

•	Base salary
•	Stock options
•	Benefits
•	Specially tailored bonus programs

A goal of the compensation program is to provide executive officers with a reasonable level of security through base salary and benefits.  The Company wants to ensure that the compensation programs are appropriately designed to encourage executive officer retention and motivation to create shareholder value. The Compensation Committee believes that the Company’s stockholders are best served when the Company can attract and retain talented executives by providing compensation packages that are competitive but fair.

Base Salaries

Executive Officer compensation is structured to be competitive both in its design and in the total compensation offered. Base salaries generally have been targeted to be competitive when compared to the salary levels of persons holding similar positions in other oil and gas exploration and development companies and other publicly traded companies of comparable size.

Long-Term Incentives

Our long-term incentive program includes periodic grants of stock options with an exercise price equal to the fair market value of our common stock on the date of grant.  Decisions made regarding the timing and size of option grants take into account our performance and that of the employee, as well as competitive market practices and the size of the option grants made in prior years.  The weighting of these factors varies and is subjective.

Stock option grants help to align the interests of the Company’s officers with those of its shareholders.  Options grants are made under the Company’s Stock Option Plan.  The Company believes that grants of stock options:

•	Enhance the link between the creation of shareholder value and long-term executive incentive compensation;
•	Provide focus, motivation and retention incentive; and
•	Provide competitive levels of total compensation.

In addition to stock options, certain members of our management team have been granted restricted shares of our common stock, which we believe incentivizes performance and further aligns the interests of our management with those of our shareholders.  The value of the restricted stock to the grantee increases or decreases in relation to our stock price.

Benefits

In addition to cash and equity compensation programs, executive officers participate in the health insurance programs available to the Company’s other employees.  All executive officers are eligible to participate in the Company’s 401(k) plan on the same basis as all other employees. The Company matches participant’s contribution in cash, not to exceed 4% of the participant’s total compensation.  Other than this 401(k) Plan, we do not have a defined benefit pension plan, profit sharing or other retirement plan.

Summary Compensation Table

The following table shows the compensation paid or accrued to our executive officers during each of the three years ended August 31, 2014 (in thousands).

Name and Principal Position	Fiscal Year	Salary [1]	Bonus [2]	Stock Awards [3]	Option Awards [4]	All Other Compensation [5]	Total
Edward Holloway Co-Chief Executive Officer	2014	$450	720	97	—	10	$1,277
	2013	$330	200	—	—	10	$540
	2012	$300	100	—	—	10	$410

William E. Scaff, Jr. Co-Chief Executive Officer, Treasurer	2014	$450	720	97	—	10	$1,277
	2013	$330	200	—	—	10	$540
	2012	$300	100	—	—	10	$410

Frank L. Jennings Chief Financial Officer	2014	$215	90	227	—	10	$542
	2013	$180	—	—	—	7	$187
	2012	$180	—	—	—	5	$185

Craig D. Rasmuson[6] Chief Operating Officer	2014	$204	50	—	—	10	$264

Valerie S. Dunn[6] Secretary	2014	$152	—	65	—	6	$223

[1]	The dollar value of base salary (cash and non-cash) earned.
[2]	The dollar value of bonus (cash and non-cash) earned.
[3]	The fair value of stock issued for services computed in accordance with ASC 718 on the date of grant.
[4]	The fair value of options granted computed in accordance with ASC 718 on the date of grant.
[5]	All other compensation received that we could not properly report in any other column of the table.
[6]	Mr. Rasmuson and Ms. Dunn were appointed as executive officers on January 22, 2014.

The compensation to be paid to each of the named executive officers above will be based upon their employment agreements, which are described below.  All material elements of the compensation paid to these officers is discussed below.

Effective June 1, 2013, the Company entered into new employment agreements with Ed Holloway, Synergy’s Co-Chief Executive Officer, and William E. Scaff, Jr., Synergy’s Co-Chief Executive Officer and Treasurer, which replaced the employment agreements previously entered into on June 1, 2010.  The June 1, 2013 employment agreements, which would have expired on May 31, 2016, provide that the Company will pay Mr. Holloway and Mr. Scaff each an annual salary of $420,000 and require Mr. Holloway and Mr. Scaff to devote approximately 80% of their time to the Company.  In addition, for every 50 wells that begin producing oil and/or gas after June 1, 2013, whether as the result of the Company’s successful drilling efforts or acquisitions, the Company will pay each of Mr. Holloway and Mr. Scaff $100,000, up to a maximum $300,000 during any 12 month period, provided that:

•	each horizontal well that meets the criteria above will count toward seven wells (as adjusted to reflect the Company’s net working interest in each horizontal well), and
•
the unpaid balance pertaining to any wells included in the previous “50 well bonus program” that first began producing commercial quantities of oil and/or gas as a result of the successful drilling efforts, or as the result of a completed acquisition by the Company, during the three year period ended May 31, 2013, will be counted toward the 50 net well limit applicable for the period beginning June 1, 2013.

Effective June 23, 2014, the Company amended the employment agreements with Mr. Holloway and Mr. Scaff, Jr.  The amended employment agreements provide that the Company will pay Mr. Holloway and Mr. Scaff, Jr. each an annual salary of $540,000.  Mr. Holloway and Mr. Scaff, Jr. also received a stock grant in the amount of 60,000 shares, which will vest at the rate of 2,500 shares per month for each month through June 1, 2016, with the first vesting of 2,500 shares on June 23, 2014.  Effective November 1, 2014, the employment agreements with Mr. Holloway and Mr. Scaff, Jr. were amended such that Mr. Scaff and Mr. Holloway would each be paid an annual salary of $999,900.  All other provisions of the employment agreements remain in effect.

If the employment agreement is terminated for death, disability or “cause” (as defined below), the employee or his legal representatives, as the case may be, will be paid the salary provided by the employment agreement through the date of termination.  Upon a Change of Control (defined below), all options or bonus shares of Synergy held by Mr. Holloway and Mr. Scaff will become fully vested.

The new employment agreements with Mr. Holloway and Mr. Scaff were approved by our Compensation Committee and Board of Directors.

On June 4, 2014 our directors approved a new employment agreement with Frank L. Jennings, our Chief Financial Officer.  Mr. Jennings’ employment agreement provides that we pay him an annual salary of $250,000 and issue to Mr. Jennings 60,000 shares of our restricted common stock, which vest in 20,000 share increments over three years beginning March 7, 2014.  Pursuant to his previous employment agreement, which expired on March 7, 2014, Mr. Jennings was previously granted 50,000 shares of our restricted stock as well as options to purchase 150,000 shares of our common stock.  These options have an exercise price of $4.40 per share, vested in 50,000 share increments beginning March 6, 2012 and expire on March 7, 2021. Mr. Jennings’ June 4, 2014 employment agreement expires on May 31, 2016 and requires Mr. Jennings to devote all of his time to our business.

On June 4, 2014, our directors approved an employment agreement with Craig Rasmuson, our Chief Operating Officer. Mr. Rasmuson’s employment agreement provides that we pay him an annual salary of $250,000 and issue him 60,000 share of our restricted common stock, which vest in 20,000 share increments over three years beginning February 1, 2015.  Mr. Rasmuson’s employment agreement expires on February 1, 2017 and requires Mr. Rasmuson to devote all of his time to our business.

On June 4, 2014, our directors approved an employment agreement with Valerie Dunn, our Secretary. Ms. Dunn’s employment agreement provides that we will pay her an annual salary of $175,000 and issue her 30,000 shares of our restricted common stock, which will vest in 10,000 share increments over three years beginning February 1, 2015.  Ms. Dunn’s employment agreement expires on February 1, 2017 and requires Ms. Dunn to devote all of his time to our business.

Generally, if an officer resigns within 90 days of a relocation (or demand for relocation) of his place of employment to a location more than 35 miles from his then current place of employment, the employment agreement will be terminated and the officer will be paid the salary provided by the employment agreement through the date of termination and the unvested portion of any stock options held by the officer will vest immediately.

In the event there is a change in control, the employment agreements allow an officer to resign from his or her position and receive a lump-sum payment equal to 12 months’ salary.  It also provides for immediate vesting of the unvested portion of any stock options held by the officer.  For purposes of the employment agreement, a change in the control means: (1) our merger with another entity if, after such merger, our shareholders do not own at least 50% of the voting capital stock of the surviving corporation; (2) the sale of substantially all of our assets; (3) the acquisition by any person of more than 50% of our common stock; or (4) a change in a majority of our directors which has not been approved by our incumbent directors.

Below is a summary of the potential payments that each of our named executive officers would have received upon the occurrence of the termination events specified above, assuming that each triggering event occurred on August 31, 2014.

	Severance[1]	Acceleration of Equity Awards[2]	Total
Edward Holloway	$420,000	$707,000	$1,127,000
William E. Scaff	420,000	707,000	1,127,000
Frank L. Jennings	250,000	538,000	788,000
Craig D. Rasmuson	250,000	2,541,000	2,791,000
Valerie S. Dunn	175,000	1,355,000	1,530,000

[1]	If the triggering event occurred on November 30, 2014, the aggregate severance amount would be $2,675,000.

[2]	Amounts based on the fair market value of our common stock of $13.46 per share, which was the closing price of our common stock on August 31, 2014 as reported on the NYSEMKT.

The employment agreements mentioned above will terminate upon the employee’s death, or disability or may be terminated by us for cause.  If the employment agreement is terminated for any of these reasons, the employee, or his legal representatives as the case may be, will be paid the salary provided by the employment agreement through the date of termination.

For purposes of the employment agreements, “cause” is defined as:

(i)	the conviction of the employee of any crime or offense involving, or of fraud or moral turpitude, which significantly harms us;

(ii)	the refusal of the employee to follow the lawful directions of our board of directors;

(iii)	the employee’s negligence which shows a reckless or willful disregard for reasonable business practices and significantly harms us; or

(iv)	a breach of the employment agreement by the employee.

Stock Option and Bonus Plans

We have three stock award plans: (i) a 2011 non-qualified stock option plan, (ii) a 2011 incentive stock option plan, and (iii) a 2011 stock bonus plan.  Each plan authorizes the issuance of shares of our common stock to persons that exercise options granted pursuant to the Plan.  Our employees, directors, officers, consultants and advisors are eligible to receive such awards, provided that bona fide services be rendered by such consultants or advisors and such services must not be in connection with promoting our stock or the sale of securities in a capital-raising transaction.  The option exercise price is determined by our directors, though generally is based upon the closing market price of our shares on the date of grant.

Summary.

The following is a summary of options granted or shares issued pursuant to the Plans as of December 18, 2014.  Each option represents the right to purchase one share of our common stock.

Name of Plan	Total Shares Reserved Under Plans	Reserved for Outstanding Options	Shares Issued as Stock Bonus
2011 Non-Qualified Stock Option Plan	5,000,000	2,365,000	—
2011 Incentive Stock Option Plan	2,000,000	—	—
2011 Stock Bonus Plan	2,000,000	—	485,000

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding options and unvested restricted stock held by our named executive officers as of August 31, 2014.  Market values for outstanding stock awards are presented as of August 31, 2014 based on the closing price of our common stock on the MYSE MKT on August 31, 2014 of $13.46.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payour Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Edward Holloway	-	-	-	-	52,500	707,000	-	-
William E. Scaff	-	-	-	-	52,500	707,000	-	-
Frank L. Jennings	150,000	-	$4.40	3/7/2021	40,000	538,000	-	-
Craig D. Rasmuson	85,000	245,000	[1]	[1]	50,000	673,000	245,000	1,868,000
Valerie S. Dunn	167,500	82,500	[2]	[2]	50,000	673,000	82,500	682,000

[1]
Options were issued pursuant to our Non-Qualified Stock Option Plan.  The exercise price of the options varies between $2.40 and $9.63 per share.  The options expire at various dates between December 2018 and September 2023.

[2]
Options were issued pursuant to our Non-Qualified Stock Option Plan.  The exercise price of the options varies between $2.50 and $7.36 per share.  The options expire at various dates between July 2020 and June 2023.

Option exercises and stock vested table

The following table shows information concerning the stock options exercised and stock awards vested during the fiscal year ended August 31, 2014 by the persons named below:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise ($) [1]	Number of Shares Acquired on Vesting	Value Realized on Vesting ($) [1]
Edward Holloway	-	-	7,500	97,000
William E. Scaff	-	-	7,500	97,000
Frank L. Jennings	-	-	20,000	227,000
Craig D. Rasmuson	-	-	-	-
Valerie S. Dunn	-	-	13,750	65,000

[1]
For option awards, the value realized is the difference between the fair market value of our common stock at the time of exercise and the exercise price.  For stock awards, the value realized is based on the closing price of our common stock on the vesting date.

The following table shows the weighted average exercise price of the outstanding options granted pursuant to our Non-Qualified Stock Option Plan or otherwise as of August 31, 2014.

Plan Category	Available Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options

Non-Qualified Stock Option Plan	2,167,000	$5.94

Grants of Plan-Based Awards

The following table provides information for each of our named executive officers regarding annual and long-term incentive award opportunities:

		Grant of Plan-Based Awards
Name	Grant date	All other stock awards: Number of shares of stock or units	All other option awards: Number of securities underlying options	Exercise or base price of option awards	Grant date fair value of stock and option awards
Edward Holloway	6/23/2014	60,000	-	-	$819,600
Co-Chief Executive Officer

William E. Scaff, Jr.	6/23/2014	60,000	-	-	$819,600
Co-Chief Executive Officer

Frank L. Jennings	6/4/2014	60,000	-	-	$682,200
Chief Financial Officer

Craig D. Rasmuson	6/4/2014	60,000	-	-	$682,200
Chief Operating Officer

Valerie S. Dunn	6/4/2014	30,000	-	-	$341,100
Secretary

 Compensation of Directors During the Year Ended August 31, 2014

 On June 23, 2014, the Company's directors approved the following compensation arrangements for the Company's directors:

•	each non-employee Board member will be granted 5,000 shares of the Company's common stock per year; and
•	each non-employee Board member will be paid an annual retainer of $80,000 payable in cash or shares of the Company's common stock.

Prior to June 23, 2014, the compensation package for Directors included an annual retainer of $50,000, payable in cash or shares of the Company’s common stock at the election of the director, plus committee fees of $4,000 for the Compensation Committee, $6,000 for the Acquisitions Committee and $8,000 for the Audit Committee.  Committee Chairmen receive an additional $2,000 per year.

The following table shows the compensation paid or accrued to our directors during the year ended August 31, 2014 (in thousands):

Name	Fees Earned or Paid in Cash	Stock Awards[1]	Option Awards	Total

Rick Wilber	$54	$148	—	$202
Raymond McElhaney	142	68	—	210
Bill Conrad	144	68	—	212
R.W. Noffsinger	144	68	—	212
George Seward	136	68	—	204
Jack Aydin	40	105	—	145
Total	$660	$525	—	$1,185

[1]	The fair value of stock issued for services computed in accordance with ASC 718.

Compensation Committee

During the year ending August 31, 2014, the Company had a Compensation Committee which was comprised of Rick Wilber, Raymond McElhaney, Bill Conrad and R.W. Noffsinger.  During the year ended August 31, 2014, the Compensation Committee met twice via teleconference. All members of the Compensation Committee attended these meetings.

During the year ended August 31, 2014, no director of the Company was also an executive officer of another entity, which had an executive officer of the Company serving as a director of such entity or as a member of the compensation committee of such entity.

The Company’s Board of Directors has adopted a written charter for the compensation committee, a copy of which can be found on the Company’s website at: www.syrginfo.com.

The following is the report of the Compensation Committee:

The key components of the Company’s executive compensation program include annual base salaries and long-term incentive compensation consisting of stock options and awards of shares of our common stock.  It is the Company’s policy to target compensation (i.e., base salary, stock option grants and other benefits) at approximately the median of comparable companies in the oil and gas exploration and development industry.  Accordingly, data on compensation practices followed by other companies in the oil and gas exploration and development industry is considered.

The Company’s long-term incentive program consists exclusively of periodic grants of stock options with an exercise price equal to the fair market value of the Company’s common stock on the date of grant and awards of shares of our common stock.  Decisions made regarding the timing and size of option grants take into account the performance of both the Company and the employee, “competitive market” practices, and the size of the option grants and stock awards made in prior years.  The weighting of these factors varies and is subjective.

The Compensation Committee considered the results of the most recent shareholder advisory vote on executive compensation in determining compensation policies and decisions. During the year ending August 31, 2014, the compensation paid to the Company’s executive officers was based on their employment contracts.

The foregoing report has been approved by the members of the Compensation Committee:

Rick Wilber
Raymond McElhaney
Bill Conrad
R.W. Noffsinger

Audit Committee

During the year ended August 31, 2014, the Company had an Audit Committee comprised of Raymond McElhaney, Bill Conrad and R.W. Noffsinger.  All members of the Audit Committee are independent as independence is defined by Section 803 of the NYSE MKT’s Listing Standards.  R.W. Noffsinger serves as the audit committee’s financial expert.  The purpose of the Audit Committee is to review and approve the selection of the Company’s independent registered public accounting firm and review the Company’s financial statements with the Company’s independent registered public accounting firm.

During the fiscal year ended August 31, 2014, the Audit Committee met on six occasions, five of which were via teleconference.  All members of the Audit Committee attended these meetings.

The following is the report of the Audit Committee:

The Audit Committee reviewed and discussed the Company’s audited financial statements for the year ended August 31, 2014 with the Company’s management.  The Audit Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Accounting Standards (SAS) No. 114 “The Auditor's Communication With Those Charged With Governance.”  In addition, the Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by PCAOB (Public Company Accounting Oversight Board) standards,  and had discussed with the Company’s independent registered public accounting firm the independent registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2014 for filing with the Securities and Exchange Commission.

During the year ended August 31, 2014, the Company paid EKS&H LLLP, the Company’s independent registered public accounting firm, fees for professional services rendered for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Form 10-Q reports for the fiscal year and all regulatory filings. The Audit Committee is of the opinion that these fees are consistent with maintaining its independence from the Company.

The foregoing report has been approved by the members of the Audit Committee:

Raymond McElhaney
Bill Conrad
R.W. Noffsinger

The Company’s Board of Directors has adopted a written charter for the Audit Committee, a copy of which can be found on the Company’s website at www.syrginfo.com.

Certain Relationships and Related Transactions

Any transaction between the Company and related parties must be approved by a majority of the Company’s disinterested directors.

The Company leases its headquarters, a field office and an equipment storage yard under a twelve month lease agreement with HS Land & Cattle, LLC (“HSLC”). HSLC is controlled by Ed Holloway and William Scaff, Jr., the Company’s Co-Chief Executive Officers.  The current lease terminates on June 30, 2015.  Historically, the lease has been renewed annually.

The Company has a program to acquire undeveloped mineral interests in several Colorado and Nebraska counties.  George Seward, a member of the Company’s board of directors, agreed to lead that program.  In the aggregate, the Company has leased approximately 240,000 net mineral acres in the area.  The Company agreed to compensate the persons, including Mr. Seward, who assisted in the acquisition effort.  The compensation is paid in the form of restricted shares of the Company’s common stock.

Amounts received by Mr. Seward are summarized in the following table:

	For the years ended August 31,
	2014	2013	2012

Restricted shares of common stock	15,883	74,941	188,137
Value of restricted common stock (in thousands)	$106	$217	$491

In addition, some of the mineral interests were leased from Mr. Seward.  The following table summarizes the net acres leased from Mr. Seward, the number of restricted common shares issued to him, and the value of those shares on the date of the transaction:

	For the years ended August 31,
	2014	2013	2012

Net acres under lease	4,844	2,263	-
Restricted shares of common stock	40,435	22,202	-
Value of restricted common stock (in thousands)	$313	$91	-

Effective January 1, 2012, the Company commenced processing revenue distribution payments to all persons that own a mineral interest in the wells which it operates.  Payments to mineral interest owners included payments to entities controlled by three of the Company’s directors, Ed Holloway, William Scaff Jr, and George Seward.  The royalty payments made to directors or their affiliates totaled $292,000 for the year ended August 31, 2014, $304,000 for the year ended August 31, 2013 and $196,000 for the year ended August 31, 2012.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected EKS&H LLLP, an independent registered public accounting firm, to audit the books and records of the Company for the fiscal year ending August 31, 2015.  EKS&H LLLP served as the Company’s independent registered public accounting firm for the fiscal years ended August 31, 2014, 2013 and 2012.  A representative of EKS&H LLLP is expected to be present at the shareholders’ meeting.

For each of the three years ended August 31, 2014, 2013 and 2012, fees paid or accrued to EKS&H, LLLP were (in thousands):

	Year Ended August 31
	2014	2013	2012
Audit Fees	275	220	175
Audit-Related Fees	42	84	42
Tax Fees	66	65	41
All Other Fees	50	25	—
Total Fees	433	394	258

Audit fees represent amounts billed for professional services rendered for the audit of our annual financial statements, our system of internal control over financial reporting and the reviews of the financial statements included in our Form 10-Q and Form 10-K reports.  Audit-related fees include amounts billed for the review of our registration statement on Form S-3 and the audits of the historical financial statements of companies acquired. All other fees represent due diligence activities performed on our behalf.  Prior to contracting with EKS&H to render audit or non-audit services, each engagement was approved by our audit committee.  TheCompany’s Board of Directors is of the opinion that the audit fees charged by EKS&H LLLP are consistent with EKS&H LLLP maintaining its independence from the Company.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report on Form 10-K for the year ending August 31, 2014 will be sent to any shareholder of the Company upon request.  Requests for a copy of this report should be addressed to the Secretary of the Company at 20203 Highway 60, Platteville, Colorado 80651.

SHAREHOLDER PROPOSALS

Any shareholder proposal which may properly be included in the proxy solicitation material for the annual meeting of shareholders following the Company’s year ending August 31, 2015 must be received by the Secretary of the Company no later than September 1, 2015.

GENERAL

The cost of preparing, printing and mailing the enclosed proxy, accompanying notice and proxy statement, and all other costs in connection with solicitation of proxies will be paid by the Company including any additional solicitation made by letter, telephone or telegraph.  Failure of a quorum to be present at the meeting will necessitate adjournment and will subject the Company to additional expense.  The Company’s annual report, including financial statements for the 2014 fiscal year, is included in this mailing.

The Company’s Board of Directors does not intend to present and does not have reason to believe that others will present any other items of business at the annual meeting.  However, if other matters are properly presented to the meeting for a vote, the proxies will be voted upon such matters in accordance with the judgment of the persons acting under the proxies.

Please complete, sign and return the attached proxy promptly.

PROXY
SYNERGY RESOURCES CORPORATION
This Proxy is solicited by the Company’s Board of Directors

The undersigned shareholder of Synergy Resources Corporation acknowledges receipt of the Notice of the Annual Meeting of Shareholders to be held January 21, 2015, at 10:00 am. Mountain Time, at the Greeley Country Club, 4500 West 10th Street, Greeley, CO 80634 and hereby appoints Ed Holloway and William E. Scaff, Jr., each with the power of substitution, as Attorney and Proxy to vote all the shares of the undersigned at said annual meeting of shareholders and at all adjournments thereof, hereby ratifying and confirming all that said Attorney and Proxy may do or cause to be done by virtue hereof.  The above named Attorney and Proxy is instructed to vote all of the undersigned's shares as follows:

(1)	To elect the persons who shall constitute Synergy Resources Corporation’s Board of Directors for the ensuing year;

☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW)

Nominees:    Ed Holloway    William E. Scaff, Jr.    Rick A. Wilber     Raymond E. McElhaney     Bill M. Conrad
George Seward    R.W. Noffsinger III     Jack Aydin

(2)             To ratify the appointment of EKS&H LLLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2015;

☐ FOR	☐ AGAINST	☐ ABSTAIN

To transact such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES TO THE BOARD OF DIRECTORS AND IN FAVOR OF ITEMS 2 AND 3.

Dated this ____ day of ____, 20__ (Signature) ________________________________ _________________________________________ Print Name

Please sign your name exactly as it appears on your stock certificate.  If shares are held jointly, each holder should sign.  Executors, trustees, and other fiduciaries should so indicate when signing.

Please Sign, Date and Return this Proxy so that your shares may be voted at the meeting.

Vote your proxy by regular mail, internet, or phone to:
Vote Processing
Internet: www.cesvote.com
Phone: 1-888-693-8683

Important Note Regarding the Availability of Proxy Materials for the Annual Meeting Of Stockholders to be held January 21, 2015. The Proxy Statement and our 2014 Annual Report to Stockholders are available at http://www.viewproxy.com/syrginfo/2015